Exhibit 99.1

ANGLOGOLD ASHANTI PLC
2024 OMNIBUS INCENTIVE COMPENSATION PLAN

SECTION 1.  Purpose.  The purpose of this 2024 Omnibus Incentive Compensation Plan as amended from time to time (the “Plan”) is to enable the Company (as defined below) to grant equity compensation awards and other types of incentive compensation.  The Plan is intended to replace the Prior Plan (as defined below), which shall be automatically terminated and replaced and superseded by the Plan on the Effective Date (as defined below).  Notwithstanding the foregoing, any awards granted under the Prior Plan shall remain in effect pursuant to their terms.

SECTION 2.  Definitions.  As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (b) any entity in which the Company has a significant equity interest, in either case, as determined by the Committee.

“Applicable Exchange” means the New York Stock Exchange or any other national stock exchange or quotation system on which the Shares may be listed or quoted.

“Applicable Law” means legal requirements relating to the Plan under the Companies Act, U.S. Federal and state securities law, the Code, the Applicable Exchange and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted.

“Award” means any award that is permitted under Section 6 and granted under the Plan.

“Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” means an Award that is settled in cash and the value of which is set by the Committee but is not calculated by reference to the Fair Market Value of a Share.

“Cause” shall have the meaning given to such term or a similar term or concept relating to the involuntary termination of employment without severance in the Eligible Person’s Employment Agreement, or in the absence of an Employment Agreement (or if an Employment Agreement does not define such term or a similar term) and unless otherwise  set forth in the applicable Award Agreement,  “Cause” shall mean: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate, or any current or prospective, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the Company, which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the

Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate; or (v) the Participant’s material violation of any provision of any agreements between the Participant and the Company relating to noncompetition, non-solicitation, nondisclosure and/or assignment of inventions.

“Change of Control” means the occurrence of any of the following events:

(i)  during any period of 24 consecutive calendar months, individuals who were Directors on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the non-employee members of the Board; provided, however, that any individual becoming a Director subsequent to the first day of such period whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director;

(ii)  the consummation of (A) a merger, consolidation, statutory share exchange or similar form of transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (a “Reorganization”) or (B) the sale, transfer or other similar disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate through one transaction or a series of related transactions (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s shareholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the Persons who were the “beneficial owners” (as used in Rule 13d‑3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”, and such portion held by such Persons, the “Legacy Stake”), with the Legacy Stake beneficially owned by such Persons in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Continuing Company and (3) at least a majority of the members of the board of directors of the

Continuing Company were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii)  the consummation of a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or

(iv)  any Person, corporation or other entity (other than (A) the Company or (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate) becomes the beneficial owner (as used in Rule 13d‑3 under the Exchange Act (or a successor rule thereto)), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: any acquisition (w) directly from the Company, (x) by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities, or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of paragraph (ii) above.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Committee” means the Compensation and Human Resources Committee of the Board or a subcommittee thereof, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Companies Act” means the UK Companies Act 2006, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Company” means AngloGold Ashanti plc, a public company duly incorporated and registered in accordance with the laws of England and Wales under registration number 14654651, together with any successor thereto.

“Director” means any non-employee member of the Board, but solely in his or her capacity as such a member of the Board.

“Directors’ Remuneration Policy” means the Company’s directors’ remuneration policy within the meaning of section 421(2A) of the Companies Act.

“Effective Date” shall have the meaning specified in Section 11.

“Eligible Person” means any individual who is an employee (including any prospective employee, provided that any Award to such an individual shall be conditional on such individual becoming an employee) of the Company or any subsidiary of the Company within the meaning of Section 1159 of the Companies Act.

“Employment Agreement” means any employment agreement or offer, promotion or confirmation letter entered into with the Company or one of its Subsidiaries by an Eligible Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Exercise Price” means (a) in the case of each Option, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of each SAR, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant pursuant to such SAR.

“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement or otherwise determined by the Committee, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares, as of any date, (i) the closing per-share sales price of Shares as reported by the Applicable Exchange for such stock exchange for such date or if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Foreign Private Issuer” means a “foreign private issuer” as defined in Rule 405 of Regulation C under the U.S. Securities Act of 1933, as amended.

“Independent Director” means a member of the Board (a) who is neither an employee of the Company nor any Affiliate, and (b) who, at the time of acting, is a “Non-Employee Director” within the meaning of Rule 16b‑3.

“Option” means an option to purchase Shares from the Company, and which, for the avoidance of doubt, is not intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code .

“Participant” means any Eligible Person who is selected by the Committee to receive an Award or who receives a Substitute Award.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of any Award and shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, which may include any of the following:  (A) share price; (B) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization); (C) operating income; (D) earnings per share (including specified types or categories thereof); (E) cash flow (including specified types or categories thereof); (F) revenues (including specified types or categories thereof); (G) return measures (including specified types or categories thereof); (H) shareholder return measures (including specified types or categories thereof); (I) metrics related to the Company’s available resources, reserves and production ; (J) working capital; (K) gross or net profitability/profit margins (including profitability of an identifiable business unit or product); (L) objective measures of productivity or operating efficiency; (M) costs (including specified types or categories thereof); (N) expenses (including specified types or categories thereof); (O) ; (P) credit rating or borrowing levels; (Q) safety, health, diversity and other metrics related to the Company’s community and stakeholders; (R) level or amount of acquisitions; (S) economic, enterprise, book, economic book or intrinsic book value (including on a per share basis); (T) improvements in capital structure; (U) and (V) implementation or completion of critical projects.

When granting an Award to executive directors of the Company, the Company must make the vesting of an Award conditional on the satisfaction of one or more Performance Criteria to the extent required by the Directors’ Remuneration Policy.

“Person” means a “person” or “group” within the meaning of Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act.

“Plan” shall have the meaning specified in Section 1.

“Prior Plan” means the Company’s 2023 Deferred Share Plan.

“Restricted Share” means a Share that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted stock unit Award that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property, subject to the satisfaction of the applicable vesting conditions, in accordance with the terms of the applicable Award Agreement.

“Rule 16b‑3” means Rule 16b‑3 under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SAR” means a stock appreciation right Award that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” means an ordinary share designated as such in the articles of association of the Company, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(c).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

“Substitute Awards” shall have the meaning specified in Section 4(d).

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

SECTION 3.  Administration.  (a)  Composition of the Committee.  The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board.  The members of the Committee shall be Independent Directors, unless otherwise determined by the Board.

(b)  Authority of the Committee.  Subject to the terms of the Plan and Applicable Law, and in addition to the other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including the authority to (i) designate Participants, (ii) determine all terms and conditions of Awards, (iii) interpret, administer, reconcile any inconsistency in, correct any default in and supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (v) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)  Committee Decisions.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any shareholder.

(d)  Indemnification.  Except as would be prohibited by Applicable Law, no member of the Board or the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award (unless constituting bad faith, fraud or a willful criminal act or omission).  Each Covered Person shall be indemnified and held harmless by the Company from and against (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered

Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person and the Company shall advance to such Covered Person any such expenses promptly upon written request (which request shall include an undertaking by the Covered Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Covered Person is not entitled to be indemnified); provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice.  The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Association, in each case, as may be amended from time to time.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Articles of Association, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(e)  Delegation of Authority to Senior Officers.  Subject to the terms of Applicable Law, the Committee may delegate to one or more officers of the Company the authority to make grants of Awards to current and prospective Eligible Persons and all necessary and appropriate decisions and determinations with respect thereto, subject to any conditions or requirements imposed by the Committee on the exercise of such delegated authority.

SECTION 4.  Shares Subject to the Plan.  (a)  Share Limits.  Subject to adjustment as provided in Section 4(c), the maximum number of Shares that may be issued pursuant to Awards shall be equal to 20,000,000 (the “Share Limit”).

(b)  Share Usage.  If, after the Effective Date, (A) any Award is forfeited, or otherwise expires, terminates or is canceled without the issuance of all Shares subject thereto, (B) any Award is settled other than wholly by issuance of Shares (including cash settlement) or (C) Shares are surrendered or tendered to the Company in payment of any taxes withheld in respect of an Award (other than an Option or SAR), then, in each such case, the number of Shares subject to such Award that were not issued, or were tendered or substituted, with respect to such Award shall not be treated as issued for purposes of reducing the Share Limit; provided, however, that Shares (V) subject to Awards granted as “employment inducement awards” within the meaning of the New York Stock Exchange Rule 303A.08, (W) surrendered or tendered to the Company in payment of the Exercise Price of an Option, (X) surrendered or tendered to the Company in payment of any taxes withheld in respect of Options or SARs, (Y) subject to a SAR that are not issued in connection with its stock settlement on exercise with respect to the Exercise Price thereof, or (Z) reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options shall, in the case of clauses (V), (W), (X), (Y) and (Z), be deemed issued for purposes of the Share Limit. Notwithstanding anything in the Plan to the contrary, for so long as the Company qualifies as a Foreign Private Issuer, and until the end of the transition period provided for in the listing requirements regarding shareholder approval of equity plans for Foreign Private Issuers who lose such status, Shares purchased on the open market to satisfy any obligations under an Award shall not be deemed issued for purposes of the Share Limit.

(c)  Adjustments for Changes in Capitalization and Similar Events.  (i)  In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, the Committee shall equitably adjust, in the manner the Committee determines appropriate, any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including the Share Limit, and (B) the terms of any outstanding Award so as to prevent the enlargement or diminishment of the benefits provided thereunder, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to such Award or to which such Award relates, (2) the Exercise Price, if applicable, with respect to such Award and (3) the vesting terms (including performance goals) applicable to such Award.

(ii)  Subject to Section 4(c)(i), in the event of any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event (including any Change of Control) or other unusual, extraordinary or non-recurring event (including a change in Applicable Law or accounting standards) affects the Shares, the Company, its Affiliates or the Company’s financial statements, the Committee may (A) equitably adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including the Share Limit, and (2) the terms of any outstanding Award, including (x) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to such Award or to which such Award relates (including through the assumption of such Award by another entity or substitution of such Award for an award issued by another entity), (y) the Exercise Price, if applicable, with respect to such Award and (z) the vesting terms (including performance goals) applicable to such Award, (B) make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR, (C) cancel and terminate any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor or (D) in the case of an outstanding Option or SAR, establishing a date upon which such Award will expire unless exercised prior thereto.

(d)  Substitute Awards.  Awards may be granted under the Plan in assumption of, in substitution for, or in exchange of, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (“Substitute Awards”); provided, however, that in no event may any Substitute Award be granted in a manner that would violate the prohibitions on repricing of Options and SARs set forth in Section 6(c).  The number of Shares underlying any Substitute Awards shall not be counted against the Share Limit.

(e)  Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares reacquired by the Company or any trust established by the Company in any manner.

SECTION 5.  Eligibility.  Any Eligible Person shall be eligible to receive an Award.

SECTION 6.  Awards.  (a)  Types of Awards.  Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Cash Incentive Awards or (vi) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company.  The Committee shall determine all terms and conditions of each Award (including any Performance Criteria applicable thereto), which shall be set forth in the applicable Award Agreement.  Until such time as the Committee determines otherwise, all Awards granted under this Plan shall be granted in accordance with, and subject to the terms and conditions set forth in, Appendix A.

(b)  Options.  (i)  Exercise Price.  The Exercise Price of each Share covered by each Option shall not be less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted).

(ii)  Vesting and Exercise.  Except as otherwise specified in the applicable Award Agreement, each Option may only be exercised to the extent that it has vested at the time of exercise.  Each Option shall be deemed to be exercised when notice of such exercise has been given to the Company in accordance with the terms of the applicable Award Agreement and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Option is exercised has been received by the Company.

(iii)  Payment.  No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company.  Such payments may be made in cash (or its equivalent) or, in the Committee’s discretion, through any other method (or combination of methods) approved by the Committee.

(iv)  Expiration.  Except as otherwise set forth in the applicable Award Agreement or required by Applicable Law, each Option shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the Option is granted and (B) three months after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates.

(c)  SARs.

(i)  Exercise Price.  The Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted).

(ii)  Rights on Exercise.  Except as otherwise specified in the applicable Award Agreement, each SAR may only be exercised to the extent that it has vested at the time of exercise.  Each SAR shall entitle the Participant to receive an amount of cash upon exercise equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof.

(iii)  Expiration.  Except as otherwise set forth in the applicable Award Agreement or required by Applicable Law, each SAR shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the SAR is granted and (B) three months after the date the Participant who is holding the SAR ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates.

(d)  Restricted Shares and RSUs.

(i)  Restricted Shares.  Each Restricted Share shall be subject to the transfer restrictions and vesting and forfeiture provisions set forth in the applicable Award Agreement.  If certificates representing Restricted Shares are registered in the name of the applicable Participant, such certificates shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.

(ii)  RSUs.  Each RSU shall be granted with respect to a specified number of Shares (or a number of Shares determined pursuant to a specified formula) or shall have a value equal to the Fair Market Value of a specified number of Shares (or a number of Shares determined pursuant to a specified formula).  RSUs shall be paid in cash, Shares, other securities, other Awards or other property, upon the vesting thereof or such other date (or upon such other event) specified in the applicable Award Agreement.

(e)  Cash Incentive Awards.  The Committee shall determine the applicable Performance Criteria and other payment conditions with respect to each Cash Incentive Award.  The Committee may, in its discretion, reduce or increase the amount of any payment otherwise to be made in connection with Cash Incentive Awards.

(f)  Other Stock-Based Awards.  The Committee shall have authority to grant to Participants other equity-based or equity-related Awards (whether payable in cash, equity or otherwise), including fully vested Shares, in such amounts and subject to such terms and conditions as the Committee shall determine.

SECTION 7.  General Award Terms.

(a)  Dividends and Dividend Equivalents.  Any Award (other than an Option, SAR or Cash Incentive Award) may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred or vested or unvested basis, including (i) payment directly to the Participant, (ii) withholding of such amounts by the Company subject to vesting of the Award or (iii) reinvestment in additional Shares, Restricted Shares or other Awards; provided, however, that any dividends or dividend equivalents with respect to Awards subject to vesting requirements shall be accumulated in a manner determined by the Committee until such Award is earned and such dividends and dividend equivalents shall not be paid if such vesting requirements of the underlying Award are not satisfied.

(b)  Recoupment of Awards.  Awards may be subject to reduction, forfeiture or clawback (in whole or in part) if required by any applicable law or regulation or the applicable listings requirements and shall be subject to the Company’s Incentive Compensation Recovery Policy and any other compensation recoupment policy as may be established or as amended from time to time (the “Clawback Policy”).  The Company may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws and listing requirements.  Any Awards made to the Chief Executive Officer or Chief Financial Officer may be subject to reduction, forfeiture or clawback (in whole or in part) in accordance with section 304 of the Sarbanes Oxley Act of 2002.

(c)  Repricing.  Notwithstanding anything herein to the contrary, in no event may any Option or SAR (i) be amended to decrease the Exercise Price thereof, (ii) be canceled at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for another Award, award under any other equity compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancelation or action is approved by the Company’s shareholders.  For the avoidance of doubt, an adjustment to the Exercise Price of an Option or SAR that is made in accordance with Section 4(c) shall not be considered a reduction in Exercise Price or “repricing” of such Option or SAR.

SECTION 8.  Change of Control.

(a)  Unless otherwise determined by the Committee or otherwise provided in the Award Agreement, in the event of a Change of Control in which no provision is made for (i) assumption of Awards previously granted or (ii) substitution for such Awards of new awards covering stock of a successor corporation or its parent corporation or any of its Subsidiaries with appropriate adjustments as to the number and kinds of shares and the exercise prices, if applicable, (A) any outstanding Options or SARs that are unexercisable or otherwise unvested will automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control, and in accordance with this Section 8(a), the Committee will have authority to (x) make provision for a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate exercise price of such Option or SAR or (y) if deemed appropriate or desirable by the Committee, cancel and terminate any Option or SAR having a per-Share exercise price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR (as of a date specified by the Committee) without any payment or consideration therefor, (B) all Performance Criteria will automatically be deemed satisfied as of immediately prior to such Change of Control as if the date of the Change of Control were the last day of the applicable performance period, at either the target or actual level of performance (as determined by the Committee), and the Awards subject to such Performance Criteria will be paid out as soon as practicable following such Change of Control (in cash, securities or other property) or such later date as may be required to comply with Section 409A of the Code, to the extent Section 409A of the Code is or is likely to become applicable to any Participant and (C) all other outstanding Awards (i.e., other than Options, SARs and Awards subject to Performance Criteria) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, will automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto will lapse, as the case may be, as of immediately prior to such Change of Control and will be paid out (in cash, securities or other property) within 30 days following such Change of Control or such later date as may be required to comply with Section 409A of the Code, to the extent Section 409A of the Code is or is likely to become applicable to such Participants.

(b) Unless otherwise determined by the Committee or otherwise provided in the Award Agreement or in another contractual agreement with a Participant, if within 24 months following a Change of Control in which the acquirer assumes Awards previously granted or substitutes Awards for new awards covering stock of a successor corporation or its parent corporation or any of its Subsidiaries in the manner set forth in Section 8(c) hereof, a Participant’s service relationship is terminated by the Company (or its successor) without Cause, (i) any outstanding Options or SARs then held by such Participant that are unexercisable or otherwise unvested will automatically be deemed exercisable or otherwise vested, as the case may be, as of the date of such termination, and will remain exercisable until the earlier of the expiration of the existing term of such Option or SAR and 90 days following the date of such termination, (ii) all Awards then subject to Performance Conditions then held by such Participant will automatically vest as of the date of such termination, as if such date were the last day of the applicable performance period, at either the target or actual level of performance (as determined by the Committee), and such deemed earned amount will be paid out as soon as practicable following such termination (in cash, securities or other property) or such later date as may be required to comply with Section 409A of the Code, to the extent Section 409A of the Code is or is likely to become applicable to such Participant and (C) all other outstanding Awards (i.e., other than Options, SARs and Awards subject to Performance Conditions) then held by such Participant that are unexercisable, unvested or still subject to restrictions or forfeiture, will automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto will lapse as of the date of such termination and will be paid out (in cash, securities or other property) as soon as practicable following such date of termination or such later date as may be required to comply with Section 409A of the Code, to the extent Section 409A of the Code is or is likely to become applicable to such Participant.

(c) For the purposes of this Section 8, an Award will be considered assumed or substituted if appropriate adjustments are made to the number and kind of shares and exercise prices, if applicable, as the Committee determines will preserve the material terms and conditions of such Award as in effect immediately prior to the Change of Control, including with respect to vesting schedule, intrinsic value of the Award (if any) as of the Change of Control and that, following the Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Class A Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its parent corporation, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or SAR or upon the payout of another award for each Share subject to such Award, to be solely common stock of the successor corporation or its parent corporation equal in fair market value to the per share consideration received by holders of Class A Common Stock in the Change of Control.

(d) With respect to an Award that constitutes deferred compensation within the meaning of Section 409A of the Code, to the extent Section 409A of the Code is or is likely to become applicable to the Participant holding such Award, payment or settlement of such Award may accelerate upon a Change of Control for purposes of the Plan or any Award Agreement only if such Change of Control also constitutes a “change in ownership”, “change in effective control” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code (it being understood that vesting of the Award may accelerate upon a Change of Control, even if payment or settlement of the Award may not accelerate pursuant to this sentence.

SECTION 9.  General Provisions.  (a)  Nontransferability.  During the Participant’s lifetime, each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. All terms and conditions of the Plan and the applicable Award Agreements shall be binding upon any permitted successors and assigns.

(b)  No Rights to Awards.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c)  Share Certificates.  All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the Applicable Exchange and any Applicable Law and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any Applicable Law, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

(d)  Withholding.  A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes, except to the extent such withholding would result in penalties under Section 409A of the Code.  Without limiting the generality of the foregoing, subject to the Committee’s prior approval, a Participant may satisfy, in whole or in part, such withholding liability by having the Company withhold from the number of Shares otherwise issuable pursuant to the Award, a number of Shares having a Fair Market Value equal to such withholding liability.

(e)  Section 409A.  (i)  It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(ii)  No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(iii)  If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period.  Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant. For purposes of Section 409A of the Code, any right to a series of installment payments under any Award shall be treated as a right to a series of separate payments.

(iv)  Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code.  In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

(f)  Award Agreements.  Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

(g)  No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements (including other equity-based awards and cash incentive awards), and such arrangements may be either generally applicable or applicable only in specific cases.

(h)  No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board.  Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i)  No Rights as Shareholder.  No Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares.  In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a shareholder (including the right to vote) in respect of such Restricted Shares.  Except as otherwise provided in Section 4(c) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(j)  Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Colorado, without giving effect to the conflict of laws provisions thereof.

(k)  Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to such law, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l)  Other Laws; Restrictions on Transfer of Shares.  The Committee may refuse to issue or transfer any Shares or other consideration under an Award if it determines that the issuance or transfer of such Shares or such other consideration might violate any Applicable Law or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(m)  No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other.  To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(n)  No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(o)  Headings and Construction.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.  Whenever the words “include”, “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “but not limited to”, and the word “or” shall not be deemed to be exclusive.

(p)  Data Protection. During a Participant’s participation in the Plan, the Company will have access to and process, or authorize the processing of, personal information as defined in the Data Protection Laws, held and controlled by the Company or its Affiliates and relating to employees of the Company or its Affiliates.  The Company and its Affiliates will comply with the terms of the Data Protection Laws, and the Company’s data protection policies issued from time to time, in relation to such data.  The Company and its Affiliates and its employees and agents may from time to time hold, process and disclose the Participant’s personal information in accordance with the terms of the Company’s employee privacy notice and data protection policy in force from time to time.  For purposes of this provision, “Data Protection Laws” means the Data Protection Act 2018, the EU General Data Protection Regulation 5419/16 in such form as incorporated into the law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended) and any regulations thereunder and/or any implementing legislation.

SECTION 10.  Amendment and Termination.  (a)  Amendments to the Plan.  Subject to any Applicable Law, the Plan may be amended, modified or terminated by the Board without the approval of the shareholders of the Company, except that shareholder approval shall be required for, following the “Determination Date” (as defined in the New York Stock Exchange Rule 303A.08), any amendment that would (i) increase the Plan Share Limit (except for increases pursuant to an adjustment under Section 4(c)), (ii) expand the class of employees or other individuals eligible to participate in the Plan or (iii) result in any amendment, cancellation or action described in Section 7(c) being permitted without the approval of the Company’s shareholders.  No amendment, modification or termination of the Plan may, without the consent of the Participant to whom any Award shall previously have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided in the applicable Award Agreement.

(b)  Amendments to Awards.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award previously granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, unless otherwise provided in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary.

SECTION 11.  Term of the Plan.  The Plan shall be effective as of the date of its adoption by the Board (the “Effective Date”).  Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.

Schedule

ANGLOGOLD ASHANTI PLC
2024 NON-EMPLOYEE OMNIBUS INCENTIVE COMPENSATION PLAN

SECTION 1.  Purpose.  The purpose of this Schedule is to provide for Awards to be granted to an individual who is a non-executive director, consultant or an employee of an Affiliate who is not a subsidiary of the Company within the meaning of Section 1159 of the Companies Act, in each case, who do not fall within the definition of “Eligible Person” in the Plan.  This Schedule constitutes a separate plan, to be known as the “AngloGold Ashanti PLC 2024 Non-Employee Omnibus Incentive Plan” (the “Non-Employee Plan”).

SECTION 2.  Interaction with the Plan.

(a)  Under the terms of the Non-Employee Plan, the Committee may grant Awards to such natural or corporate persons as it may in its discretion determine.

(b)  The rules of the Plan shall, save where otherwise specified below, be incorporated into the Non-Employee Plan, and apply in relation to Awards granted under the Non-Employee Plan.

(c)  For the purposes of the Non-Employee Plan, except as otherwise modified in this Schedule or where inconsistent or irrelevant with the subject or context, words and expressions will have the same meaning as set out in Section 2 of the Plan.

SECTION 3.  Definitions.  For the purpose of the Non-Employee Plan and any Award granted hereunder:

(a)  The definition of “Eligible Person” within Section 2 shall not apply and shall be replaced as follows: “shall mean an individual who is a non-executive director, officer or consultant (including any prospective non-executive director, officer or consultant) of the Company or its Affiliates, or any individual who is an employee of an Affiliate that is not a subsidiary of the Company within the meaning of Section 1159 of the Companies Act.”

(b)  The definition of “Employment Agreement” within Section 2 shall not apply and shall be replaced with a new definition in Section 2 of “Engagement Agreement” as follows: “shall mean any employment agreement, consulting agreement or arrangement, offer, promotion or confirmation letter with the Company or one of its Subsidiaries”.

SECTION 4.  Interactions with the Plan.  In respect of Awards granted to Participants under the Non-Employee Plan, the rules of the Plan shall be deemed to apply with the following change:

(a)  A new Section 3(f) shall be added as follows:

“Awards to Independent Directors.  The Board may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Independent Directors or administer the Plan with respect to such Awards.  In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.”

(b)  A new Section 9(q) shall be added as follows:

“No Award shall be granted if such would be prohibited under the UK Financial Services and Markets Act 2000, as amended, and all rules and regulations promulgated thereunder unless such approvals as are required have been obtained or unless an applicable exemption applies.”

(c)  Where an Award is granted to a Participant who is tax resident in a jurisdiction other than the United States of America, the relevant provisions of Section 9(d) dealing with the recovery of any taxes due in respect of an Award from the Participant shall be construed in accordance with the relevant corresponding tax laws of that jurisdiction and in such manner as the Committee, acting reasonably, shall determine (including that references to statutory provisions and terminology applicable to Persons tax resident in the United States of America may be substituted by references to analogous provisions and terminology applicable in any foreign jurisdiction).

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